Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces First Quarter 2021 Results And Strategic Update

•Operating income was $55 million, $67 million favorable to the comparable period in 2020, driven by higher prices for lumber and commodity High Purity Cellulose along with stronger cellulose specialties volumes

•Driven by higher book income tax expense, first quarter loss from continuing operations was $27 million, $2 million unfavorable to the comparable period in 2020; expect minimal cash taxes in 2021

•First quarter Adjusted EBITDA from continuing operations of $91 million was up $64 million from the comparable quarter in 2020 primarily driven by higher lumber and High Purity Cellulose commodity prices along with stronger cellulose specialties volumes

•Generated $21 million of Free Cash Flow for the quarter driven by higher prices partially offset by seasonal working capital build; expect $50 million from cash tax refunds during the next 12 months

•Announced sale of lumber and newsprint assets for approximately $214 million, subject to inventory value adjustment, with a closing expected in the second half of the year, focusing the Company on its core High Purity Cellulose business, and the opportunity to further leverage sustainable, bio-based solutions

•Announces significant investment in Anomera Inc. carboxylated cellulose nanocrystals (CNC), a patented, biodegradable product, supported by a distribution agreement with Croda, a UK based leader in ingredient formulations

JACKSONVILLE, Fla., May 4, 2021 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported loss from continuing operations for the quarter ended March 27, 2021 of $27 million or $0.43 per diluted share, compared to a loss from continuing operations of $25 million or $0.39 per diluted share for the same prior year quarter. The decline in the diluted earnings per share was due to higher book income tax expense, partially offset by higher prices for lumber and commodity High Purity Cellulose product sales prices along with stronger cellulose specialties volumes.
“As expected, first quarter operating results were significantly favorable to both the prior year and sequential quarter. The primary driver was a surge in lumber prices, which is expected to continue in the second quarter before moderating later in the year. We also captured higher value from our core High Purity Cellulose business and improved margins in our Paperboard and Pulp & Newsprint segments,” said Paul Boynton, President and Chief Executive Officer. “Recently, we also announced the strategic sale of our lumber and newsprint assets to GreenFirst Forest Products for $214 million. In addition to the attractive purchase price of 6.3 times trailing 3-year reported Adjusted EBITDA we will enter into a key 20-year agreement for chip supply to our Temiscaming facility. We will use the cash proceeds to reduce debt and reinvest in growth of our core high purity cellulose business.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

First Quarter 2021 Operating Results
Net sales comprised the following for the periods presented:

	Three Months Ended
Net sales (in millions)	March 27, 2021	December 31, 2020	March 28, 2020
High Purity Cellulose	$250	$294	$250
Forest Products	147	137	82
Paperboard	48	49	50
Pulp & Newsprint	39	45	47
Eliminations	(19)	(17)	(19)
Total net sales	$465	$508	$410
Operating results comprised the following for the periods presented:

	Three Months Ended
Operating income (loss) (in millions)	March 27, 2021	December 31, 2020	March 28, 2020
High Purity Cellulose	$6	$(3)	$(5)
Forest Products	61	60	(1)
Paperboard	6	4	5
Pulp & Newsprint	(6)	(8)	(6)
Corporate	(12)	(16)	(5)
Total operating income (loss)	$55	$37	$(12)
High Purity Cellulose
Operating results for the three-months ended March 27, 2021 improved $11 million, to $6 million, when compared to the prior year. Sales prices for the segment increased 9 percent during the current three-month period led by higher commodity prices and increased cellulose specialties sales when compared to the same prior year period. Compared to the prior year, sales volumes for the segment were impacted by shipping constraints and declined 8 percent during the current three-month period due to lower commodities volumes, partially offset by higher cellulose specialties sales volumes driven by improved demand. Additionally, better productivity and the impact of shutdowns improved operational costs.

Compared to the fourth quarter of 2020, operating income improved by $9 million driven by higher commodity sales prices and lower operational costs partly offset by lower sales volumes.
Forest Products
The operating results for the three-month period ended March 27, 2021 improved $62 million, to $61 million, when compared to the same prior year period. The improvement was primarily due to an increase in lumber prices of 118 percent, partially offset by higher residual stumpage costs. Sales volumes were slightly lower than in the prior year resulting primarily from the timing of shipments and logistic constraints. The Company deposited $7 million and $6 million of softwood lumber duties in the quarter ended March 27, 2021 and 2020, respectively. While the Company benefits from the December 2020 rate reduction from 20% to 9%, the increase in lumber prices resulted in an increase to the total value of the duties paid.
Compared to the fourth quarter of 2020, the operating results improved by $1 million. The improvement was driven by a 33 percent increase in lumber prices, partly offset by lower sales volumes and the absence of the favorable duties expense reversal of $21 million reflected in the fourth quarter of 2020.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Paperboard
Operating income improved $1 million, to $6 million, for the three-months ended March 27, 2021 when compared to the same prior year period primarily due to lower operational costs.
Compared to the fourth quarter of 2020, operating income improved $2 million primarily due to higher sales prices and lower operational costs partly offset by a decline in sales volumes.
Pulp & Newsprint
Operating results for the three-months ended March 27, 2021 remained flat when compared to the same prior year period at a $6 million loss. Lower newsprint and high-yield pulp sales volumes were offset by improvements in high-yield pulp and newsprint sales prices during the three-month period ended March 27, 2021. Declines in newsprint volumes were due to continued weak demand stemming from the COVID-19 pandemic and management’s decision to produce on only one of its newsprint two operating lines. Declines in high-yield pulp volumes were impacted by the timing of shipments and logistics constraints.
The operating loss improved by $2 million when compared to the fourth quarter of 2020, with higher newsprint and high-yield pulp sales prices partly offset by lower high-yield pulp and newsprint sales volumes. Declines in high-yield pulp volumes were impacted by the timing of shipments and logistics constraints.
Corporate
The operating loss for the three-months ended March 27, 2021, increased by $7 million to $12 million when compared to the same prior year period primarily due to unfavorable foreign currency impacts compared to the prior period and an increased reserve associated with a dispute settlement.
Compared to the fourth quarter of 2020, the operating loss improved by $4 million during the first quarter ended March 27, 2021, driven primarily by favorable foreign currency impacts and lower variable compensation costs.
Non-Operating Expenses
Interest expense for the three-months ended March 27, 2021 increased $3 million when compared to the same prior year period. The increase was principally driven by increased interest rate and higher amortization of debt issuance costs related to the December 23, 2020 refinancing of certain debt.

On December 23, 2020, the Company recorded a loss on debt extinguishment of $8 million in connection with the debt refinancing.
Income Taxes
The effective tax rate expense for the for the first quarter of 2021 was 172 percent compared to a benefit rate of 6 percent in the same period of 2020. The 2021 effective tax rate differs from the statutory rate of 21 percent primarily due to Global Intangible Low Taxed Income (“GILTI”) on foreign earnings, disallowed interest deductions in the U.S., and different statutory tax rates of foreign operations. The application of GILTI effectively results in double book taxation of the majority of the Company’s high Canadian earnings. The Company currently expects minimal cash taxes to be paid in 2021 or 2022 as a result of 2021 earnings.
Cash Flows & Liquidity
For the three-months ended March 27, 2021, the Company’s operations provided cash flows of $38 million, including the impact of working capital which increased $35 million.
For the three-months ended March 27, 2021, the Company invested $20 million in capital expenditures, net of proceeds from the sale of assets, including approximately $2 million of strategic capital spending.
The Company ended the quarter with $268 million of liquidity globally, including $107 million of cash, borrowing capacity of $142 million under the ABL Credit Facility and $19 million of availability on the factoring facility in France. Liquidity for the first quarter improved $53 million, due to an increase in cash driven by positive operational results.
Market Assessment
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

The market assessment represents the Company’s best current estimate of each business in this environment.
High Purity Cellulose
Pricing levels for the Company’s commodity products increased during the first quarter and are forecasted to increase further in the second quarter. Prices for cellulose specialties declined slightly and in line with expectations for the full year. Total High Purity Cellulose volumes are expected to remain stable for the full year, however, we expect a more favorable mix towards cellulose specialties. The annual maintenance outage at the Jesup facility in the second quarter is currently ongoing.

Key costs, including energy and commodity chemical prices have increased rapidly during the first quarter and remain difficult to predict. The Company remains committed to investing in this core business to reduce costs, improve reliability and provide new platforms for growth. The sale of the lumber and newsprint assets discussed below will provide the Company with a key opportunity to reinvest in its core high purity cellulose business and its BioFuture.
Forest Products
On April 12, 2021, the Company announced the sale of its lumber and newsprint assets. See Subsequent Event section below for a more detailed description.

Prices for lumber continue to strengthen to record levels driven by the exceptional demand in the U.S housing market and high levels of repair and remodel activity. Housing starts in March 2021 reached 1.7 million units, seasonally adjusted, while building permits reached 1.8 million. The Company is focused on ensuring reliable operations and capturing the benefit of high lumber prices through completion of the sale, which is expected in the second half of 2021.
Paperboard
Paperboard prices have increased 5 percent from fourth quarter and are expected to increase further, helping offset increases in raw material cost.
Pulp & Newsprint
As previously stated, on April 12, 2021, the Company announced the sale of its lumber and newsprint assets. See Subsequent Event section below for a more detailed description.

High-yield pulp and newsprint markets have experienced price increases during the first quarter and additional price increases are expected in the near-term. Additionally, the Company continues to manage production at the newsprint facility to minimize costs and improve sales mix while experiencing early success in the expansion of the Envirosmart™ food service bag, which targets the quick service restaurant end-market and used for items such as sandwiches and to-go orders.
Subsequent Events
Sale of lumber and newsprint assets
On April 12, 2021, the Company announced the sale of its lumber and newsprint facilities and certain related assets (the “Purchased Assets”) located in Ontario and Québec Canada to GreenFirst Forest Products, Inc. (“GreenFirst”), for approximately $214 million, including an assumption of $74 million associated with finished goods, work-in-process and raw materials inventory value, which is subject to fluctuation until closing. The purchase price, to be adjusted at closing by changes in the value of the inventory, will be paid 85 percent in cash and the remainder in common shares of GreenFirst. In addition, a credit note will be issued to the Company by GreenFirst in the amount of CDN $8 million, which may be offset against amounts owed to GreenFirst in the future for wood chip purchases, equally over the next 5 years. The closing of the transaction, which is expected to occur in the second half of 2021, but not before July 31, is subject to customary closing conditions, including receipt of regulatory approvals, the transfer of forestry licenses and the approval of the TSX Venture Exchange.

The Purchased Assets include the Company’s six lumber facilities, newsprint facility, inventory and certain real property, machinery, inventory, permits, leases, licenses, pension assets and liabilities and other related assets associated with the successful operations of these businesses. Other assets and liabilities, including accounts receivable, accounts payable, certain retained inventory and rights to softwood lumber duties, generated or incurred through the closing date, are excluded. Since 2017, the Company has paid a total of $98 million in duties.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

In connection with the transaction, the Company will enter into a 20-yr wood chip and residual fiber supply agreement with GreenFirst, securing supply for the Company’s operations at the Temiscaming plant. Additionally, the parties entered into a Transition Services Agreement ("TSA") whereby the Company will provide certain transitional services to GreenFirst, for a period of time following the closing of the transaction, not to exceed twelve months from such date. The TSA includes support related to information technology, accounting, treasury, human resources and payroll, tax, supply chain and procurement functions. Costs incurred by the Company associated with the TSA will be reimbursed by GreenFirst.

As of March 27, 2021, the carrying value of the net assets included in the transaction was $238 million, including the carrying value of inventory which was $107 million. The Company expects a cash tax impact in 2022 of less than $10 million as a result of this transaction, although the full extent of tax impacts are still being evaluated.

In 2020, the assets generated approximately $439 million of revenue, $55 million of operating income and $51 million of Adjusted EBITDA.

Final Settlement Reached in Dispute with IESO Relating to Investigation of the Kapuskasing Newsprint Facility

The Company had previously been engaged in litigation with the Market Assessment and Compliance Division (“MACD”) branch of the Independent Electricity System Operator (“IESO”) regarding their investigations into the Company's compliance with the published rules that govern the operation of the wholesale electricity market in Ontario, Canada. On April 19, 2021, the Company and the IESO entered into Minutes of Settlement (“MOS”) pursuant to which the parties agreed to fully and finally settle all claims relating to their investigations. As part of the settlement, the Company agreed to a fixed obligation to pay a sum of CAD $12 million over a period of 5 years comprised of a CAD $4.5 million up-front payment and a CAD $7.5 payment to be spread (on a front-weighted basis) over the next 5 anniversaries of the MOS, without interest. In addition to the foregoing, the MOS provides that a “suspended” sum of CAD $10.4 million would become due and payable in the event the Company fails to comply with any of the terms and conditions of the MOS or commits an event of default, as defined under the applicable market rules, unless such breach or event of default is remedied on a timely basis. This contingent “suspended” sum decreases annually as the scheduled fixed, or non-contingent, payments are made under the MOS. Assuming no uncured event of default or breach occurs during the repayment period, upon full payment of the CAD $12 million, the entire "suspended" sum shall be extinguished and the Company will be released from any payment obligation with respect thereto.

Given the parties’ finalization of and entry into the MOS, the Company considers this matter concluded (subject only to the parties’ obligations yet to be performed under the MOS).

Growing RYAM’s BioFuture
Upon the consummation of the sale of the lumber and newsprint assets, the Company will be focusing on and investing in leveraging its four high purity cellulose plants as biorefineries. The Company believes it is in a unique position, starting with natural, renewably sourced feedstock, to capitalize on the global demand for more sustainable products with its leading cellulose specialties offerings as alternatives for petroleum-based incumbents and specialized assets capable of generating green fuels, bioelectricity and other biomaterials. The Company has executed on several high return projects to enhance the value of these assets, including recent investments in green energy in Tartas, France. Additionally, TemSilk™, a new product being produced in Temiscaming, Quebec, is a critical input in the production of Lyocell, a more sustainable textile. The Company is also a lead investor in Anomera, Inc. (“Anomera”), a Canadian start-up corporation headquartered in Montreal, Quebec. Anomera manufactures Carboxylated Cellulose Nanocrystals (CNC), a patented, biodegradable product, with uses in the cosmetics industry and various other industrial applications, including concrete, inks and pigments, polymer composites, coatings and adhesives industries. The investment in Anomera provides a new platform for cellulose specialties as the Company leverages the combined knowledge of cellulose chemistry to develop new markets for cellulose. The Company will seek further opportunities to leverage its core knowledge of creating the remarkable from the renewable to drive incremental value in its BioFuture.
Conclusion
"With prices currently rising in all of our commodity products, we expect to maintain earnings momentum into the second quarter which will further improve cash flow and liquidity. Additionally, we will capture all earnings in our lumber and newsprint assets until the closing, anticipated in the second half of the year. As we grow our cash balances through the year, we will look to both repay debt and reinvest in our BioFuture to capture incremental margins and drive shareholder value.” concluded Mr. Boynton.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Conference Call Information
Rayonier Advanced Materials will host a conference call and live webcast at 10:00 a.m. ET on Wednesday, May 5, 2021 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the company’s website shortly after the call.

Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, May 19, 2021. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13719165.
About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,000 people and generates approximately $1.7 billion of revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended March 27, 2021. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Epidemic and Pandemic Risks Our businesses are subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic and related impacts. The nature and extent of ongoing and future impacts of the pandemic are highly uncertain and unpredictable. Macroeconomic and Industry Risks The businesses we operate are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Changes in raw material and energy availability and prices could affect our business, financial condition and results of operations; We are subject to risks associated with doing business outside of the United States; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could adversely affect our ability to access certain markets. Business and Operating Risks Our ten largest customers represent approximately 31 percent of our 2020 sales, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on our business; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; The availability of, and prices for, wood fiber could materially impact our business, results of operations and financial condition; Our operations require substantial capital; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; The risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cybersecurity breaches, could adversely impact the Company. Regulatory Risks Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our financial results and how we conduct business; The potential longer-term impacts of climate-related risks remain uncertain at this time. Financial Risks We may need to make significant
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark in 2023 may impact our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Company’s Common Stock and Certain Corporate Matters Risks Your percentage of ownership in the Company may be diluted in the future; Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of our common stock.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
March 27, 2021 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 27, 2021	December 31, 2020	March 28, 2020
Net Sales	$465	$508	$410
Cost of Sales	(381)	(451)	(399)
Gross Margin	84	57	11
Selling, general & administrative expenses	(18)	(23)	(20)
Duties	(7)	10	(6)
Foreign exchange gains (losses)	(1)	(6)	6
Other operating income (expense), net	(4)	(1)	(2)
Operating Income (Loss)	55	37	(12)
Interest expense	(18)	(17)	(15)
Interest income and other, net	—	(9)	1
Income (Loss) From Continuing Operations Before Income Taxes	37	11	(27)
Income tax benefit (expense)	(64)	(1)	2
Equity in income (loss) of equity method investment	—	(1)	—
Income (Loss) from Continuing Operations	$(27)	$9	$(25)
Income (loss) from discontinued operations, net of taxes	—	—	1
Net Income (Loss)	$(27)	$9	$(24)

Basic Earnings Per Common Share:
Income (loss) from continuing operations	$(0.43)	$0.14	$(0.39)
Income from discontinued operations	—	—	0.01
Net income (loss) per common share - Basic	$(0.43)	$0.14	$(0.38)

Diluted Earnings Per Common Share:
Income (loss) from continuing operations	$(0.43)	$0.14	$(0.39)
Income from discontinued operations	—	—	0.01
Net income (loss) per common share - Diluted	$(0.43)	$0.14	$(0.38)

Shares Used for Determining:
Basic EPS	63,430,601	63,344,054	62,982,735
Diluted EPS	63,430,601	64,478,161	62,982,735
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
March 27, 2021 (Unaudited)
(millions of dollars)

	March 27, 2021	December 31, 2020
Assets
Cash and cash equivalents	$107	$94
Other current assets	593	540
Property, plant and equipment, net	1,249	1,275
Other assets	566	621
	$2,515	$2,530
Liabilities and Stockholders’ Equity
Debt due within one year	$17	$17
Other current liabilities	292	276
Long-term debt and finance lease obligations	1,065	1,067
Non-current environmental liabilities	163	163
Other non-current liabilities	319	312
Total stockholders’ equity	659	695
	$2,515	$2,530
B

Condensed Consolidated Statements of Cash Flows
March 27, 2021 (Unaudited)
(millions of dollars)

	Three Months Ended
	March 27, 2021	March 28, 2020
Operating Activities:
Net income (loss)	$(27)	$(24)
Income from discontinued operations	—	(1)
Adjustments:
Depreciation and amortization	36	38
Other items to reconcile net income to cash provided by operating activities	66	18
Changes in working capital and other assets and liabilities	(37)	(44)
Cash provided by (used for) operating activities- continuing operations	38	(13)
Cash provided by (used for) operating activities- discontinued operations	—	—
Cash Provided by (Used for) Operating Activities	38	(13)

Investing Activities:
Capital expenditures	(20)	(13)
Investment in equity method investment	(1)	—
Proceeds from the sale of assets	—	—
Cash Provided by (Used for) Investing Activities	(21)	(13)

Financing Activities:
Changes in debt	(2)	6
Common stock repurchased, net of issuances	(1)	—
Cash Provided by (Used for) Financing Activities	(3)	5

Cash and Cash Equivalents:
Change in cash and cash equivalents	14	(20)
Net effect of foreign exchange on cash and cash equivalents	(1)	(1)
Balance, beginning of year	94	64
Balance, end of period	$107	$43
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
March 27, 2021 (Unaudited)

	Three Months Ended
	March 27, 2021	December 31, 2020	March 28, 2020
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
High Purity Cellulose	$1,046	$1,016	$963
Forest Products ($ per thousand board feet):
Lumber	$888	$669	$407
Paperboard ($ per metric ton):
Paperboard	$1,111	$1,061	$1,107
Pulp & Newsprint ($ per metric ton):
Pulp	$474	$445	$463
Newsprint	$468	$418	$417

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
High Purity Cellulose	217	267	235
Forest Products (millions of board feet):
Lumber	144	176	149
Paperboard (thousands of metric tons):
Paperboard	43	47	46
Pulp & Newsprint (thousands of metric tons):
Pulp	44	63	52
Newsprint	25	27	40

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
March 27, 2021 (Unaudited)

EBITDA by Segment (a):	Three Months Ended March 27, 2021
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$61	$6	$(5)	$7	$(96)	$(27)
Depreciation and amortization	2	4	1	28	1	36
Interest expense, net	—	—	—	—	18	18
Income tax expense (benefit)	—	—	—	—	64	64
EBITDA	$63	$10	$(4)	$35	$(13)	$91

	Three Months Ended March 28, 2020
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(1)	$5	$(5)	$(5)	$(19)	$(25)
Depreciation and amortization	2	4	1	30	—	38
Interest expense, net	—	—	—	—	15	15
Income tax expense (benefit)	—	—	—	—	(2)	(2)
EBITDA	$1	$9	$(4)	$26	$(5)	$27
(a) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 27, 2021 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
Adjusted Free Cash Flows (a):	March 27, 2021	March 28, 2020
Cash provided by operating activities of continuing operations	$38	$(13)
Capital expenditures, net	(17)	(10)
Adjusted Free Cash Flows	$21	$(23)
(a)    Adjusted free cash flows is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	March 27, 2021	December 31, 2020
Debt due within one year	$17	$17
Long-term debt & finance lease obligation	1,065	1,067
Total debt	1,082	1,084
Original issue discount, premiums and debt issuance costs	11	11
Cash and cash equivalents	(107)	(94)
Adjusted Net Debt	$986	$1,001
(a)    Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 27, 2021 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 27, 2021		December 31, 2020		March 28, 2020
Adjusted Operating Income (Loss) and Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income (Loss)	$55		$37		$(12)
Duties reversal	—		(21)		—
Adjusted Operating Income (Loss)	$55		$16		$(12)

Income (Loss) from Continuing Operations	$(27)	$(0.43)	$9	$0.14	$(25)	$(0.39)
Pension settlement (gain) loss	—	—	(3)	(0.04)	—	—
Duties reversal	—	—	(21)	(0.32)	—	—
Loss on debt extinguishment	—	—	8	0.12		—
Tax effects of adjustments	—	—	4	0.07	—	—
Adjusted Income (Loss) from Continuing Operations	$(27)	$(0.43)	$(3)	$(0.03)	$(25)	$(0.39)

(a)    Adjusted Operating Income (Loss) is defined as operating income adjusted for the duties reversal. Adjusted income (loss) from Continuing Operations is defined as net income (loss) from Continuing Operations adjusted net of tax for non-recurring costs related to duties reversal, pension settlement, and loss on debt extinguishment. Adjusted operating and net income (loss) are not necessarily indicative of results that may be generated in future periods.

G

Lumber and Newsprint As Reported (millions of dollars)
	Year Ended
	December 31, 2020			December 31, 2019			December 31, 2018
Adjusted EBITDA Reconciliation	Lumber	Newsprint	Total	Lumber	Newsprint	Total	Lumber	Newsprint	Total
Income (loss) from continuing operations	$81	$(21)	$60	$(31)	$(6)	$(37)	$22	$34	$57
Depreciation and amortization	11	2	13	9	2	11	7	2	8
Interest expense	—	—	—	—	—	—	—	—	—
Income tax expense (benefit)	—	—	—	—	—	—	—	—	—
EBITDA	92	(19)	73	(22)	(4)	(26)	29	36	65
Duties reversal (a)	(21)	—	(21)	—	—	—	—	—	—
Pension settlement (gain) loss (b)	—	(1)	(1)	—	11	11	—	—	—
Gain on bargain purchase	—	—	—	—	—	—	2	—	2
Adjusted EBITDA	$71	$(20)	$51	$(22)	$7	$(15)	$31	$36	$67

Sales as Reported	$392	$47	$439	299	87	$386	$356	$113	$469
Eliminations (c)	(8)	—	(8)	(12)	0	(12)	(15)	$—	(15)
Net Sales	$384	$47	$431	287	87	$374	$341	$113	$454

Operating Income (loss)	$80	$(25)	$55	$(31)	$(1)	$(32)	$25	$27	$52

(a) In December 2020, the U.S. Department of Commerce finalized its administrative review of the period of April 28, 2017 through December 31, 2018 and determined a reduction of duties on softwood lumber imported into the U.S from 20 percent to 9 percent for the Company, which was recognized in 2020.
(b) In October 2019, the Company settled certain Canadian pension liabilities through the purchase of annuity contracts with an insurance company. The settlement resulted in a non-cash loss.
(c ) Eliminations represent sales between the lumber and newsprint businesses.
H